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                                                                    EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ENCORE ACQUISITION COMPANY

         Encore Acquisition Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Encore Acquisition Company (the "Corporation"). Encore Acquisition Company was originally incorporated under the name Pentacle Petroleum, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 22, 1998.

         2. This Second Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation filed with the Secretary of State of the State of Delaware on August 17, 1998, including the amendment thereto filed with the Secretary of State of the State of Delaware on October 6, 2000.

         3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE ONE

         The name of the Corporation is Encore Acquisition Company.

                                   ARTICLE TWO

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

         The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting solely of (i) 60,000,000 shares of common stock, par value $.01 per share, (the "Common Stock"), and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

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         The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Common Stock and the Preferred Stock of the Corporation and of the authority with respect thereto expressly vested in the board of directors of the Corporation (the "Board of Directors").

         (a) Common Stock.

             (1) Each share of Common Stock of the Corporation shall be equal in all respects to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of Common Stock held with respect to all matters as to which the Common Stock is entitled to be voted. Except as otherwise required by law or in resolutions adopted by the Board of Directors pursuant to the authority granted in subsection (b) of this Article Four, the holders of the Common Stock shall vote together with the holders of shares of the Preferred Stock and all series thereof who are entitled to vote, and not separately by class.

             (2) Subject to the preferential and/or other dividend rights applicable to shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

             (3) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subsection (a)(3), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other entity or entities.

         (b) Preferred Stock.

         Shares of Preferred Stock may be issued from time to time in one or more series as from time to time may be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. The Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

             (1) the designation of, and the number of shares of Preferred Stock which shall constitute, the series, which number may by increased (except as otherwise fixed by the Board of Directors, and in any event not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

             (2) the rate and times at which (or the method of determination thereof), and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the nature of any preferences or the relative rights of priority of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any other series of Preferred Stock, and a statement whether such dividends shall be cumulative;

             (3) whether shares of the series shall be convertible into or exchangeable for shares of capital stock or other securities or property of the Corporation or of any other corporation or entity, and, if so, the terms and conditions of such conversion or exchange, including any provisions for the adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

             (4) whether shares of the series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount and type of consideration payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

             (5) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;


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             (6) whether shares of the series shall have a sinking fund or purchase account for the redemption or purchase of shares of the series, and, if so, the terms, conditions and amount of such sinking fund or purchase account;

             (7) whether shares of the series shall have voting rights in addition to the voting rights provided by law, which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted upon by the Corporation's stockholders and
(B) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class or with the Common Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine;

             (8) the amount payable on the shares of the series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

             (9) any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of shares of that series.

          The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this subsection (b), and the consent, by class or series vote or otherwise, of the holders of Preferred Stock or such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Corporation of any other series of Preferred Stock, whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

                                  ARTICLE FIVE

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (b) By-Laws. In furtherance and not is limitation of the powers conferred by law, the Board of Directors is expressly authorized, by unanimous approval, to adopt, alter, amend and repeal the by-laws of the Corporation (the "By-Laws"), subject to the power of the stockholders of the Corporation to adopt, alter, amend and repeal the By-Laws.

         (c) Powers of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Second Amended and Restated Certificate of Incorporation and the By-Laws adopted by the stockholders; provided, however, that no By-Laws thereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                                   ARTICLE SIX

         (a) For the purposes of this Article, the defined terms below shall have the following meanings:

             (1) "Corporate Opportunity" shall mean an investment or business opportunity or prospective economic or competitive advantage that (A) the Corporation is financially able to undertake, (B) is one in which the Corporation has or, but for the effect of this Article the Corporation would have, an interest or reasonable expectancy in and (C) if offered to a director, officer or employee of the Corporation who is also a director, officer or employee of a Principal Stockholder (as defined below), such transaction, potential transaction or other business opportunity is offered to him or her solely in his or her capacity as a director, officer or employee of the Corporation.


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             (2) "Oil and Gas Opportunity" shall mean a Corporate Opportunity that relates exclusively to the acquisition, development and exploitation of North American oil and natural gas reserves.

             (3) "Principal Stockholder" shall mean each of Warburg, Pincus Equity Partners L.P., J.P. Morgan Partners (SBIC), LLC, Natural Gas Partners V, L.P. and First Union Capital Partners, Inc.

         (b) Except as may otherwise be agreed to in writing by a Principal Stockholder, each Principal Stockholder, and its respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each an "Affiliate"), may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those business activities that might be considered to be (i) the same as or similar to the Corporation's business or the business of any subsidiary or affiliate of the Corporation, (ii) in direct or indirect competition with the Corporation or any subsidiary or affiliate of the Corporation or (iii) the pursuit of an Oil and Gas Opportunity.

         (c) If any Principal Stockholder or any of its Affiliates acquires knowledge of a potential transaction or matter which may be an Oil and Gas Opportunity, neither the Corporation nor any stockholder of the Corporation shall have any interest in, or expectation that, such Oil and Gas Opportunity be offered to it, and any such interest or expectation otherwise due the Corporation with respect to such Oil and Gas Opportunity is hereby renounced by the Corporation in accordance with section 122(17) of Title 8 of the Delaware Code. Accordingly, such Principal Stockholder or Affiliate (i) shall have no duty to communicate or present such Oil and Gas Opportunity to the Corporation,
(ii) shall have the right to hold any such Oil and Gas Opportunity for its own account, or the account of an Affiliate, or to recommend, sell, assign or otherwise transfer such Oil and Gas Opportunity to persons other than the Corporation or any subsidiary of the Corporation and (iii) shall not be liable to the Corporation or any of its stockholders for breach of any fiduciary duty as a stockholder of the Corporation or otherwise by reason of the fact that such person pursues or acquires such Oil and Gas Opportunity for itself, directs, sells, assigns or otherwise transfers such Oil and Gas Opportunity to another person, or does not communicate information regarding such Oil and Gas Opportunity to the Corporation. In the case of a Corporate Opportunity other than an Oil and Gas Opportunity, each Principal Stockholder and its Affiliates shall have such duties as would otherwise exist in the absence of this Article.

         (d) Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

                                  ARTICLE SEVEN

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                  ARTICLE EIGHT

         (a) Elimination of Certain Liability of Directors. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware


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General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         (b) Indemnification and Insurance.

             (1) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or serves, in any capacity, any corporation, partnership or other entity is which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board of Directors, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board of Directors of the Corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided however, that except as provided in subsection (b)(2) of this Article, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(1)(A) on the date hereof and to a person subject to subsection (b)(1)(B) on the date designated by the Board of Directors, shall be deemed to be accepted by such person's service or continued service as a director or officer of the Corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

             (2) Right of Claimant to Bring Suit. If a claim under subsection
(b)(1) of this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense of the action or create a presumption that the claimant has not met the applicable standard of conduct.


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             (3) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subsection shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

             (4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

             (5) Severability. If any subsection of this subsection (b) shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect.

                                  ARTICLE NINE

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE TEN

         Unless, and except to the extent that, the By-Laws so require, the election of directors need not be by written ballot.

                                 ARTICLE ELEVEN

         Upon filing this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each then outstanding full share of Class A Common Stock, par value $.01 per share, of the Corporation shall be changed and converted into 35.6760234484821 shares of Common Stock, each then outstanding full share of Class B Common Stock, par value $.01 per share, of the Corporation shall be changed and converted into
68.6664352436503 shares of Common Stock, each then outstanding fractional share of Class A Common Stock, par value $.01 per share, shall be changed and converted into the number of shares of Common Stock obtained by multiplying such fraction by 35.6760234484821 and each then outstanding fractional share of Class B Common Stock, par value $.01 per share, shall be changed and converted into the number of shares of Common Stock obtained by multiplying such fraction by
68.6664352436503. Such change and conversion of each full and fractional share shall occur automatically without any further action by the holders of such shares and without regard to whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of the Class A Common Stock and Class B Common Stock are either delivered to the Corporation or its transfer agent. After surrender of the certificate or certificates representing shares of the Class A Common Stock and Class B Common Stock to the Corporation or its transfer agent, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. Such shares of Common Stock shall be deemed to be issued and outstanding for all purposes as of the date of such automatic conversion, and the certificates that theretofore represented shares of Class A Common Stock and Class B Common Stock shall thereafter represent the number of shares of Common Stock into which such shares have been changed and converted.

         No fractional share shall be issued upon the change and conversion of any share or shares of Class A or Class B Common Stock. All shares of Common Stock (including fractions) issuable upon conversion of more than one share of Class A or Class B Common Stock by a holder of such stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (determined based on the initial public offering price per share of the Common Stock set forth on the cover page of the Prospectus relating to the initial public offering of the Common Stock filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended).

                                 ARTICLE TWELVE

         The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, this Second Amended and Restated Certificate of
Incorporation has been signed by I. Jon Brumley, its authorized officer, this day of March 9, 2001.


                                      ENCORE ACQUISITION COMPANY



                                      By:
                                         --------------------------------------
                                         I. JON BRUMLEY
                                         Chairman of the Board, Chief Executive
                                         Officer and President


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